Exhibit 99.1

FUBOTV REPORTS STRONG MOMENTUM,

RAISES Q3 SUBSCRIBER GUIDANCE

Live TV Streaming Service Now Expects Q3 Paid Subscribers

to Reach 370,000-380,000, Up from Prior Range of 340,000-350,000

Company Forecasts Strong Q3 Demand As NFL and Fall Sports Seasons

Begin, Issues Strong Growth Outlook for 2H20 and FY21

fuboTV’s Common Stock Approved to List on New York Stock Exchange,

Conditional Upon Successful Pricing of Offering, Under Ticker Symbol “FUBO”

NEW YORK – SEPTEMBER 15, 2020 – fuboTV Inc. (OTCQB: FUBO) today raised its subscriber guidance for Q3 2020 as a result of the start of NFL and the fall sports seasons. The company also issued 2020 and 2021 revenue and subscriber guidance in a letter to its shareholders. Additionally, fuboTV’s common stock has been approved to list on the New York Stock Exchange, conditional upon successful pricing of this offering, under the ticker symbol “FUBO.” Highlights of the shareholder letter include:

Updated Q3 2020 Guidance

The following figures, including revenue and subscriber metrics, compare the combined company (fuboTV Inc. and FaceBank Group, Inc.) in 2020 to the legacy fuboTV company (“pre-merger fuboTV”) in 2019.

●	Revenues for the third quarter 2020 are expected to be $50-$54 million, a 27% to 38% increase year-over-year. This growth will be driven by continued subscriber growth, an increase in subscription Average Revenue Per User (ARPU) and growth of advertising sales.

○	Ad sales: the third quarter is expected to be fuboTV’s highest revenue quarter of 2020, with a 100% year-over-year increase. Advertising ARPU is expected to be $6-$7.

●	The company is raising third quarter subscriber guidance to 370,000-380,000, an increase of over 28% year-over-year and up from 20% growth previously forecast. This is as a result of the start of the NFL and the fall sports seasons.

Issues Q4 2020 Guidance

●	Revenues for the fourth quarter are expected to be $68-$75 million, a 53% to 68% increase year-over-year.

●	The company expects to end the fourth quarter with 410,000-420,000 paid subscribers, an increase of 30% to 33% year-over-year.

Issues Full Year 2020 and Full Year 2021 Revenue Guidance

●	2020 revenue guidance: $220-231 million, an increase of over 50% year-over-year.

●	2021 revenue guidance: $400-420 million, an increase of over 82% year-over-year.

“The current quarter has been very strong for fuboTV with double digit revenue and subscription growth year-over-year as well as improvement in retention - all achieved during the ongoing pandemic,” said Gandler. “With the leading live sports package in the market, we are encouraged that the major sports leagues have found ways to navigate the pandemic. The NFL has a great example with Major League Baseball on how to handle COVID-19, and we’re excited for the season. The start of the NFL season and the expectation of a heavy fall sports calendar is driving engagement, ad revenue and higher CPMs, giving us additional confidence to forecast a strong third quarter for fuboTV. Looking ahead, we are focused on driving revenue growth by increasing subscription and ad sales and improving engagement.”

The complete shareholder letter is below.

FUBOTV CEO David Gandler’s Letter to Shareholders

September 15, 2020

Fellow Shareholders,

2020 continues to be an exciting time at fuboTV with positive growth and productivity despite what looked to be a seemingly difficult year with live sports, a key component of our business, grinding to a halt for several months. I’m pleased to share additional guidance and recent corporate updates with you today.

As previously announced, we completed the merger of fuboTV and FaceBank Group, Inc. in April 2020. The company has changed its legal name to fuboTV Inc. We currently trade on the OTC market and our common stock has been approved to list on the New York Stock Exchange (NYSE), conditional upon successful pricing of this offering, under the ticker symbol “FUBO.”

We encourage you to read our full set of financial statements and SEC filings, and to sign up for email alerts, on the investor relations section of our website at ir.fubo.tv.

As I’ve stated in my previous Shareholder Letters, we continue to believe fuboTV is at the forefront of the streaming TV revolution. fuboTV is the leading sports-first, live TV streaming platform, offering subscribers access to tens of thousands of live sporting events annually as well as leading news and entertainment content. We offer a broad mix of 100+ channels, including 43 of the top 50 Nielsen-ranked networks across sports, news and entertainment (Primetime A18-49), making fuboTV a leading cable TV replacement product for the entire household. Our retention rate has remained high during the pandemic as customers have found a diverse range of content on the platform to satisfy their needs.

At the core of our offering is our proprietary technology platform optimized for live TV and sports viewership. Our proprietary technology stack has enabled us to regularly offer new features and functionality. For example, we were the first virtual multichannel video programming distributor (vMVPD) to stream in 4K resolution. We also offer multi-view on Apple TV, which enables subscribers to watch two live streams simultaneously, as well as the ability to watch select sports content from multiple camera angles.

We believe consumers will, particularly in this current economic climate, continue to choose streaming over traditional pay television because of this more personalized, premium viewing experience that is also less expensive.

Furthermore, we believe fuboTV’s sports package is unparalleled in the marketplace. fuboTV offers more than 50,000 live sporting events each year and is the only vMVPD streaming 11 Thursday Night Football (FOX) games in 4K this season. The start of the NFL season has been significant for fuboTV. It’s been widely publicized that television ratings declined nearly 13% for the NFL’s 2020 Kickoff Game on Thursday, September 10. fuboTV, on the other hand, has achieved record viewership with our NFL carriage. On Sunday, September 13, our viewing hours doubled year-over-year and reached one million hours for the first time. Cord-cutters are clearly embracing streaming platforms for sports viewing.

In addition to carriage of 90% of nationwide NFL with the majority of country receiving all games (airing on ESPN/ABC, CBS, FOX, NBC and NFL Network, plus live look-ins of national and regional action on NFL Redzone), fuboTV has strong coverage of other nationally televised leagues: 100% of NHL (NBC, NBCSN, NHL Network), 88% of MLB (ESPN, Fox/FS1, MLB Network) and nearly 70% of NBA (ESPN/ABC, NBA TV) alongside our market leading soccer coverage.

In addition to sports, Hollywood is gearing up for its fall TV season and we continue to be in a strong news cycle. This broad mix of content is why our consumers “come for the sports and stay for the entertainment.”

Equity Funding

As I’ve highlighted in previous Shareholder Letters, the company has been focused on strengthening its balance sheet. We recently added $52 million in equity funding from institutional and private investors. This is incremental to the $20 million raised from Credit Suisse Capital, LLC., which we announced in July. These efforts further strengthen our balance sheet.

Revenue and Subscriber Guidance

The current quarter has been very strong for fuboTV with double digit revenue and subscription growth year-over-year as well as improvement in retention - all achieved during the ongoing pandemic. With the leading live sports package in the market, we are encouraged that the major sports leagues have found ways to navigate the pandemic. The NFL has a great example with Major League Baseball on how to handle COVID-19, and we’re excited for the season.

The start of the NFL season and the expectation of a heavy fall sports calendar is driving engagement, ad revenue and higher CPMs, giving us additional confidence to forecast a strong third quarter for fuboTV. Therefore, we have raised subscriber guidance as the uncertainty around the return of live sports has diminished.

Revenues for the third quarter 2020 are expected to be $50-$54 million, a 27% to 38% increase year-over-year*. This growth will be driven by continued subscriber growth, an increase in subscription Average Revenue Per User (ARPU) and growth of advertising sales. The third quarter is expected to be fuboTV’s highest revenue ad sales quarter of 2020, with a 100% year-over-year increase. Advertising ARPU is expected to be $6-$7.

Additionally, we’re raising third quarter subscriber guidance to 370,000-380,000, an increase of over 28% year-over-year and up from 20% growth previously forecast.

Looking ahead to the fourth quarter, we expect revenues to be $68-75 million, a 53% to 68% increase year-over-year *. We also expect to end the fourth quarter with 410,000-420,000 paid subscribers, an increase of 30% to 33% year-over-year. Full year revenue for 2020 is expected to be $220-231 million, an increase of over 50% year-over-year, while our 2021 revenue guidance is $400-420 million, an increase of over 82% year-over-year.

*Metrics compare the combined company (fuboTV Inc. and FaceBank Group, Inc.) in 2020 to the legacy fuboTV company (“pre-merger fuboTV”) in 2019.

Summary

fuboTV continues on the path of solid growth with double digital revenue and subscriber increases year-over-year. We are confident in the continued strength of our business as consumers look towards a streaming platform that offers the broad sports, news and entertainment programming of cable TV but with personalized product features and at a lower cost. We are encouraged that major sports leagues have found ways to navigate through the pandemic and continue to play. The start of the NFL season and the expectation of a heavy fall sports calendar is driving engagement, ad revenue and higher CPMs and therefore we are forecasting a strong third quarter for fuboTV. We look forward to continuing to update investors on our growth and future opportunities.

Sincerely,

David Gandler, co-founder and CEO

More Information

Additional information is available at www.sec.gov under fuboTV Inc.’s filings, as well as https://ir.fubo.tv.

fuboTV intends to use its website as a disclosure channel and investors are encouraged to refer to it, as well as press releases and SEC filings.

About fuboTV

fuboTV (OTCQB: FUBO) is the leading sports-first live TV streaming platform offering subscribers access to tens of thousands of live sporting events annually as well as leading news and entertainment content. fuboTV’s base package, fubo Standard, features a broad mix of 100+ channels, including 43 of the top 50 Nielsen-ranked networks across sports, news and entertainment (Primetime A18-49).

Continually innovating to give subscribers a premium viewing experience they can’t find with cable TV, fuboTV is regularly first-to-market with new product features and was the first virtual MVPD to stream in 4K.

fuboTV merged with FaceBank Group in April 2020 to create a leading digital entertainment company, combining fuboTV’s direct-to-consumer live TV streaming platform for cord-cutters with FaceBank’s technology-driven IP in sports, movies and live performances.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve substantial risks and uncertainties. The words “could,” “will,” “plan,” “intend,” “anticipate,” “approximate,” “expect,” “potential,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ from those expressed in these forward-looking statements, and these differences may be material and adverse.

We have based the forward-looking statements contained in this release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, strategy, short- and long-term business operations, prospects, business strategy and financial needs. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, (i) market conditions and global economic factors beyond our control, including the potential adverse effects of the ongoing global COVID-19 pandemic on our business and results of operations, on live sports and entertainment and on the global economic environment, (ii) risks related to the combined entity’s access to capital and fundraising prospects to fund its ongoing operations and its ability to continue as a “going concern”, (iii) our ability to effectively compete in the live streaming, entertainment and gaming industries, (iv) our ability to successfully integrate new operations, and (v) our ability to maintain and expand our content offerings.

Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in our periodic filings with the Securities and Exchange Commission and we encourage you to read such risks in detail. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this letter.

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Contacts

Investor Contact:

The Blueshirt Group for fuboTV

ir@fubo.tv

Media Contacts:

Jennifer L. Press, fuboTV

jpress@fubo.tv

Katie Minogue, fuboTV

kminogue@fubo.tv